Exhibit 10.2

Amendment One

to the

                     Employment Agreement

The Employment Agreement (“Agreement”), effective                       , by and between Herbst Gaming, Inc., a Nevada corporation (the “Company”) and                      (the “Executive”), is hereby amended, effective January 1, 2009, as follows:

1.               A new paragraph as flush language shall be inserted at the end of Section 7(a), as follows:

Payments made under this Section 7(a) shall commence on the first of the month after the Executive’s termination of employment, due to either death or Disability, occurs, and shall be paid in semi-monthly payments.

2.               Subparagraph (i) of Section 7(c) shall be deleted and replaced with the following subparagraph:

(i)                                            an amount equal to twelve (12) months of Salary (the “Salary Termination Payment”).  The Executive will receive the Salary Termination Payment in equal monthly installments over a one (1) year  period commencing on the next regularly scheduled payday that follows the Executive’s termination of employment;

3.               A new paragraph (g) shall be inserted after the end of Section 7, as follows:

(g)                                                         For purposes of this Section 7, the phrase “termination of employment,” and correlative phrases, shall mean “separation from service” as defined in Treasury Regulation section 1.409A-1(h), other than a termination upon the Executive’s death.

4.               A new Section 26 shall be inserted after the end of Section 25, as follows:

26                                    Section 409A Compliance

(a)                      The parties agree that this Agreement is intended to comply with the requirements of Section 409A of the Internal Revenue Code of 1986, as amended, and the regulations and guidance promulgated thereunder (“Section 409A”) or an exemption from Section 409A.  The Company shall undertake to administer, interpret, and construe this Agreement in a manner that does not result in the imposition on the Executive of any additional tax, penalty, or interest under Section 409A.  Each payment under this Agreement shall be treated as a separate payment for purposes of Section 409A.

(b)                     If the Executive is deemed on the date of termination to be a “specified employee” within the meaning of that term under Section 409A(a)(2)(B) of the Code, then with regard to any payment or the provision of any benefit that is otherwise considered deferred compensation under Section 409A payable on account of a “separation from service,” and that is not exempt from Section 409A as involuntary separation pay or a short-term deferral (or otherwise), such payment or benefit shall be made or provided at the date which is the earlier of (i) the expiration of the six (6)-month period measured from the date of such “separation from service” of the Executive or (ii) the date of the Executive’s death (the “Delay Period”).  Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Subsection 26(b) (whether they would have otherwise been payable in a single sum or in installments in the absence of such delay) shall be paid or reimbursed to the Executive in a lump sum without interest, and any remaining payments and benefits due under this Agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c)                      With regard to any provision herein that provides for reimbursement of costs and expenses or in-kind benefits, except as permitted by Section 409A, all such payments shall be made on or before the last day of calendar year following the calendar year in which the expense occurred.

All other terms and conditions of the Agreement shall remain in full force and effect unless otherwise amended herein.

THE COMPANY

By:

Print Name:
Title:

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